                                                                    EXHIBIT 99.2



                         LORAL SUPPLEMENTAL EXECUTIVE


                                RETIREMENT PLAN



                              Informally Known As

                                The Loral SERP



Effective April 1, 1995

                               Table of Contents


                                                                    Page

INTRODUCTION........................................................ iii

Article I - Definitions.............................................   1
             1.1    Annuity Starting Date...........................   1
             1.2    Basic Plan......................................   2
             1.3    Basic Plan Benefit..............................   2
             1.4    Beneficiary.....................................   2
             1.5    Board...........................................   2
             1.6    Code............................................   2
             1.7    Committee.......................................   2
             1.8    ERISA...........................................   3
             1.9    Loral...........................................   3
             1.10   Participant.....................................   3
             1.11   Plan............................................   3
             1.12   Proper Application..............................   3
             1.13   QDRO or Qualified Domestic Relations Order......   4
             1.14   Trust Agreement or Trust........................   4
             1.15   Trustee.........................................   4

  Article II - Benefits.............................................   5
             2.1    Amount of Benefits..............................   5
             2.1.1  Formula Benefit.................................   5
             2.1.2  Actual Benefit..................................   5
             2.2    Post-Retirement Death Benefits..................   6
             2.3    Pre-Retirement Death Benefits...................   6
             2.4    Special Rules...................................   6
             2.4.1  Small Benefit Cashout...........................   7
             2.4.2  Lump Sum Benefit Limitation.....................   7
             2.4.3  No Insured Death Benefit........................   7
             2.5    Benefits under Multiple Qualified Plans.........   8
             2.5.1  Different Annuity Starting Dates................   8
             2.5.2  Same Annuity Starting Dates.....................   8
             2.5.3  Death Benefits..................................   9

Article III - Administration; Accrued Benefits; Right to Amend......  10
             3.1    Committee's Discretionary Power to Interpret and
                    Administer the Plan.............................  10
             3.1.1  Appointment.....................................  10
             3.1.2  Role under ERISA................................  10
             3.1.3  Committee establishes Plan procedures...........  10
             3.1.4  Role of Human Resource and Benefits Personnel...  10
             3.1.5  Discretionary Power to Interpret Plan...........  11
             3.2    Rules of the Committee..........................  11
             3.3    Claims Procedure................................  13
             3.4    QDRO Claim......................................  15


             3.5    Indemnification of Committee Members...........  16
             3.6    Power to Execute Plan and Other Documents......  16
             3.7    Conclusiveness of Records......................  16
             3.8    No Personal Liability..........................  17
             3.9    How Plan Benefits are Accrued..................  17
             3.10   Right to Amend.................................  17
             3.10.1 General Power to Amend.........................  17
             3.10.2 No Cut-Back of Accrued Benefits................  18

Article IV - Vesting and Forfeiture................................  19
             4.1    Vesting........................................  19
             4.2    Dismissed for Cause............................  20
             4.3    Forfeiture after Plan Benefits have Commenced..  20
             4.4    Determinations by Committee....................  20

Article V - General Provisions.....................................  21
             5.1    No Assignment or Alienation of Benefits........  21
             5.2    Withholding Taxes..............................  21
             5.3    No Right to Continue Employment................  21
             5.4    Unfunded Plan..................................  22
             5.5    Governing Law..................................  22
             5.6    Payment of Benefits............................  22
             5.7    Section Headings...............................  22
             5.8    Payment to a Minor or Incompetent..............  23
             5.9    Doubt as to Right to Payment...................  24
             5.10   Missing Payees.................................  24
             5.11   Mistaken Payments..............................  25
             5.12   Receipt and Release for Payments...............  25
             5.13   Illegality of Particular Provisions............  26
             5.14   Discharge of Liability.........................  26

                                  INTRODUCTION


                 In response to certain limitations under the Internal Revenue Code, as amended, on the maximum amount of compensation that can be taken into account and the maximum amount of benefits that can be paid from a qualified defined benefit plan, Loral Corporation ("Loral") has adopted this Plan effective April 1, 1995 to permit employees and their beneficiaries to be able to enjoy the benefits that would have been provided to them but for these limitations. The Plan shall be known as the Loral Supplemental Executive Retirement Plan, or the Loral SERP, and reads as follows:

                            Article I - Definitions

                 The following terms shall have the designated meaning, unless a different meaning is clearly required by the context:

       1.1  Annuity Starting Date.

                 Subject to Section 2.5, "Annuity Starting Date" shall mean:

                 (a) generally, the "Annuity Starting Date" defined in the
                     Basic Plan, provided that the Participant is fully vested under Article IV, and Proper Application has been made.

                 (b) With respect to any lump sum, the first day of the month coincident with or next following the date as of which the Participant is both (1) eligible to receive Plan payment and (2) has completed his Proper Application.

                 (c) With respect to any one of a series of payments over the life or life expectancy of one or more distributees, the first day of the month for which the Plan benefit is paid, even if this date is not the date of actual payment.

                 (d) The term "Annuity Starting Date" shall be determined with respect to Plan payments made to the Participant, rather than with respect to any survivor benefit payments.

                 (e) The term "Annuity Starting Date" shall, in all events, be defined by Code Regulation Section

                     1.401(a)-20.

                 1.2 Basic Plan.

                 The qualified defined benefit pension plan sponsored by Loral (or its subsidiaries or affiliates) in which an employee participates.
       If an employee has an interest in more than one such plan, then the term "Basic Plan" shall refer to such plans collectively except as the context shall otherwise require.

                 1.3 Basic Plan Benefit.

                 The amount accrued by a Participant from a Basic Plan.

                 1.4 Beneficiary.

                 Beneficiary means the person, trust, estate, or other entity entitled to receive benefits (if any) after the Participant's death under the Plan, which Beneficiary shall be the same as such Participant's beneficiary under the Basic Plan.

                 1.5 Board.

                 The Board of Directors of Loral Corporation or the Executive Committee thereof.

                 1.6 Code.

                 The Internal Revenue Code of 1986, as amended from time to time, and all appropriate regulations and administrative guidance.

                 1.7 Committee.

                 The administrative Committee appointed to administer the Plan pursuant to Article III.

                 1.8  ERISA.

                 The Employee Retirement Income Security Act of 1974, as amended, and all appropriate regulations and administrative guidance.

                 1.9 Loral.

                 Loral Corporation, and depending on the context, its subsidiaries or affiliates. Loral shall act by resolution of the Board.

                 1.10 Participant.

                 A Participant in a Basic Plan who accrues benefits thereunder on or after April 1, 1995 and whose Basic Plan Benefit is limited by
       (S) 415 of the Code or whose compensation for purposes of calculating a Basic Plan Benefit is limited by (S) 401(a)(17) of the Code. As context demands, the term "Participant" shall also include a former Participant.

                 1.11 Plan.

                 This Loral Supplemental Executive Retirement Plan, as amended, and as from time to time in effect.

                 1.12 Proper Application.

                 For all Plan purposes, making any election, granting any consent, giving any notice or information, and making any communication whatsoever to the Committee or its delegates, in compliance with all Plan procedures, on forms provided by the Committee, and providing all information required by the

       Committee. A Proper Application will be deemed to have been made only if it is properly completed, as determined by the Committee.

                 1.13 QDRO or Qualified Domestic Relations Order.

                 A QDRO shall mean an order as defined in Code Section 414(p) and ERISA Section 206(d)(3), and shall be subject to all administrative rules established under the Basic Plan. The Committee shall have full discretionary authority to determine whether any court order is a QDRO.

                 1.14 Trust Agreement or Trust.

                 The document executed by Loral and by the Trustee fixing the rights and liabilities of each with respect to holding assets to be used to pay Plan benefits, should any such assets be held in the Trust. The Trust is established pursuant to Loral's intention that the Plan shall be an unfunded plan, as detailed in Section 5.4.

                 1.15 Trustee.

                 The trustee or trustees that may, from time to time, be in office, pursuant to the Trust Agreement.

                             Article II - Benefits

                 2.1 Amount of Benefits.

                 The benefit payable from this Plan shall be in the form of a monthly annuity equal to the amount determined under Section 2.1.1 minus the amount determined under Section 2.1.2. Subject to Section 2.2, such benefit shall be payable as of the Participant's Annuity Starting Date and continue for the remainder of the Participant's life.

                      2.1.1 Formula Benefit. The benefit that would be payable
            to a Participant under the Basic Plan, in the form elected by the Participant pursuant to the provisions of the Basic Plan, irrespective of any limitations imposed by (S) 415 or (S) 401(a)(17) of the Code.

                      2.1.2 Actual Benefit.  The Basic Plan Benefit actually
            paid to the Participant in whichever form he elects, after compliance with (S)(S) 415 and 401(a)(17) of the Code, plus any additional benefits paid to the Participant under any non-qualified defined benefit plan (besides this Plan) sponsored by Loral or any of its subsidiaries or affiliates.

       If benefits under the Basic Plan are increased as a result of an increase in the limitations under Code (S)(S) 415 or 401(a)(17) (or corresponding provisions of applicable law), benefits under this Plan shall be reduced by the amount of any such increase.

                 2.2  Post-Retirement Death Benefits.

                 Upon the death of the Participant after his Annuity Starting Date, benefits will continue to be paid to such Participant's Beneficiary in an amount equal to the benefit determined under Section 2.1 multiplied by a fraction, the numerator of which is the benefit payable from the Basic Plan after the Participant's death, and the denominator of which is the benefit payable from the Basic Plan immediately before the Participant's death. No amount will be paid after the Participant's death under this Plan if no such benefits are paid under the Basic Plan.

                 2.3  Pre-Retirement Death Benefits.

                 Upon the death of the Participant prior to his Annuity Starting Date, his Beneficiary shall receive a benefit equal to the difference between the benefit received by such Beneficiary under the Basic Plan and the benefit that would have been paid under the Basic Plan irrespective of any limitations imposed by (S)(S) 415 or 401(a)(17) of the Code. No amount will be paid under this Plan on account of the Participant's death prior to his Annuity Starting Date unless such benefits are paid under the Basic Plan.

                 2.4  Special Rules.

                 The following rules shall apply notwithstanding any other provision of this Plan.

                      2.4.1 Small Benefit Cashout. If the actuarial present value (utilizing the assumptions set forth in the small benefit cashout provisions of the Basic Plan) of a Participant's benefit under Section 2.1 or a Beneficiary's benefit under Section 2.3 is $3,500 or less, payment will be made from this Plan in a single lump sum as soon as practicable after the Annuity Starting Date (with respect to a benefit paid pursuant to Section 2.1) and the death of the Participant (with respect to a benefit paid pursuant to Section 2.3).

                      2.4.2 Lump Sum Benefit Limitation. Unless special approval of the Committee is obtained, and except for benefits paid pursuant to Section 2.4.1, no benefits under this Plan shall be paid in a lump sum. Accordingly, if any benefits are paid under the Basic Plan to a Participant in a lump sum, the amount payable under this Plan pursuant to the methodology set forth in Section 2.1 shall nevertheless be paid in the form of a straight life annuity for the Participant, beginning on the Annuity Starting Date and ending with the payment for the month in which the Participant dies.

                      2.4.3  No Insured Death Benefit.  No benefit pursuant to
            Section 2.3 shall be paid with respect to any death benefit under the Basic Plan which is provided by insurance, to the extent that such benefit exceeds the minimum benefit required to be provided under the Basic Plan under Code (S) 401(a)(11).

                 2.5  Benefits under Multiple Qualified Plans.

                 The following rules shall apply if a Participant has a benefit under more than one Basic Plan:

                      2.5.1 Different Annuity Starting Dates. Benefits under this Plan shall be payable as of the Participant's earliest Annuity Starting Date under all such Basic Plans. In the event that the Participant has benefits payable under different Basic Plans, with different Annuity Starting Dates, then the amount of his benefit under this Plan shall initially be determined based only on the Basic Plans for which the Participant's Annuity Starting Date has occurred, as though such Plans were the only Basic Plans in which the Participant had accrued a benefit. When benefits later begin under the other Basic Plans, benefits hereunder shall be increased to reflect the intent of this Plan to fully make up to the Participant the benefits he had not received under all Basic Plans, as a result of the Code's limitations.

                      2.5.2 Same Annuity Starting Dates. If a Participant's Annuity Starting Date is the same under all Basic Plans, then benefits under this Plan shall generally be payable as of such date, provided the Participant is fully vested under Article IV, and that Proper Application has been made.

                      2.5.3 Death Benefits. If benefits are paid under the Basic Plans in different forms, the death benefits pursuant to
            Section 2.2 shall be determined with respect to each individual plan.

        Article III - Administration; Accrued Benefits; Right to Amend

                 3.1 Committee's Discretionary Power to Interpret and Administer the Plan

                      3.1.1 Appointment. The Committee shall be appointed from time to time by the Board to serve at its pleasure. Any member of the Committee may resign by delivering his written resignation to the Board.

                      3.1.2 Role under ERISA. The Committee is the "named fiduciary" for operation and administration of the Plan, and the "administrator" under ERISA. The Committee is designated as agent for service of legal process.

                      3.1.3 Committee establishes Plan procedures. The Committee and its delegates shall from time to time establish rules and procedures for the administration and interpretation of the Plan and the transaction of its business.

                      3.1.4 Role of Human Resource and Benefits Personnel. Employees of Loral and its subsidiaries and affiliates who are human resources personnel or benefits representatives are the Committee's delegates and shall, under the authority of the Committee, perform the routine administration of the Plan, such as distributing and collecting forms and providing information about Plan procedures. They shall also establish Plan rules and procedures.

                      3.1.5  Discretionary Power to Interpret Plan.

                           3.1.5.1 The Committee has complete discretionary and final authority to (1) determine all questions concerning eligibility, elections, contributions, and benefits under the Plan, (2) construe all terms under the Plan and the Trust, including any uncertain terms, and (3) determine all questions concerning Plan administration. All administrative decisions made by the Committee, and all its interpretations of the Plan documents, shall be given full deference by any court of law.

                           3.1.5.2 Information that concerns an interpretation of the Plan or a discretionary determination, can be properly provided only by the Committee, and not by any delegate (other than legal counsel).

                           3.1.5.3 Should any individual receive oral or written information concerning the Plan, which is contradicted by a subsequent determination by the Committee, then the Committee's final determination shall control.

                 3.2  Rules of the Committee.

                      3.2.1 Any act which the Plan authorizes or requires the
            Committee to do may be done by a majority of its members. The action of such majority, shall constitute the action of the Committee and shall have the same effect for all purposes as if made by all members of the Committee at the time in office. The Committee may act without any writing that records its decisions, and need not document its meetings or teleconferences. The Committee may also act through any authorized representative.

                      3.2.2 The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do.

                      3.2.3 The Committee may employ counsel and other agents and may procure such clerical, accounting, actuarial and other services as they may require in carrying out the provisions of the Plan. Legal counsel are authorized as the Committee's delegates.

                      3.2.4 No member of the Committee shall receive any compensation for his services as such. All expenses of administering the Plan, including, but not limited to, fees of accountants, counsel and actuaries shall be paid by Loral, to the extent that they are not paid under the Trust.

                      3.2.5 Each member of the Committee may delegate Committee responsibilities among Loral directors, officers, or employees, and may consult with or hire outside experts.

            The expenses of such experts shall be paid by Loral, to the extent that they are not paid under the Trust.

                 3.3  Claims Procedure.

                      3.3.1 The Committee shall determine Participants' and Beneficiaries' rights to benefits under the Plan. In the event that a Participant or Beneficiary disputes an initial determination made by the Committee, then he may dispute the determination only by filing a written claim for benefits.

                      3.3.2 If a claim is wholly or partially denied, the Committee shall provide the claimant with a notice of denial, generally within 90 days of receipt, written in a manner calculated to be understood by the claimant and setting forth:

                           3.3.2.1  The specific reason(s) for such denial;

                           3.3.2.2 Specific references to the pertinent Plan provisions on which the denial is based;

                           3.3.2.3 A description of any additional material or information necessary for the claimant to perfect the claim with an explanation of why such material or information is necessary (if applicable); and

                           3.3.2.4 Appropriate information as to the steps to be taken if the claimant wishes the Committee to revise its initial denial. The notice of denial shall be given within a reasonable time period but no later than 90 days after the claim is received, unless circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the claimant within 90 days of the date the claim was received stating that an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 180 days from the date the claim was filed.

                           3.3.2.5 If no written notice of denial is provided by the Committee, then the claim shall be deemed to be denied, and the claimant may appeal the claim as though the claim had been denied.

                      3.3.3 The claimant and/or his representative may appeal the denied claim and may:

                           3.3.3.1 Request a review by making a written request to the Committee provided that such a request is made, within 65 days of the date of the notification of the denied claim;

                           3.3.3.2  Review pertinent documents.

                      3.3.4 Upon receipt of a request for review, the Committee shall within a reasonable time period but not later than 60 days after receiving the request, provide written notification of its decision to the claimant stating the specific reasons and referencing specific plan provisions on which its decision is based, unless special circumstances require an extension for processing the review. If such an extension is required, the Committee shall notify the claimant of the date, no later than 120 days after receiving the request for review, on which the Committee will notify the claimant of its decision.

                      3.3.5 In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Article must be exhausted, within the specified deadlines, before legal recourse of any type is sought.

                 3.4  QDRO Claim.

                 Claims relating to or affected by a domestic relations order as defined by Code (S) 414(p) ("QDROs") or draft order shall be determined under the Basic Plan Committee's procedures concerning domestic relations orders. The claims procedure described in the preceding section shall not apply to any such domestic relations order claim.

                 3.5  Indemnification of Committee Members.

                 To the fullest extent permitted by law, Loral agrees to indemnify, to defend, and hold harmless the members of the Committee and its delegates, individually and collectively, against any liability whatsoever for any action taken or omitted by them in good faith in connection with this Plan or their duties hereunder and for any expenses or losses for which they may become liable as a result of any such actions or non-actions unless resultant from their own willful misconduct; and Loral will purchase insurance for the Committee and its delegates to cover any of their potential liabilities with regard to the Plan.

                 3.6  Power to Execute Plan and Other Documents.

                 The Vice President of Administration of Loral Corporation shall have the authority to execute governmental filings or other documents relating to the Plan (including the Plan document), or this authority may be delegated to another officer or employee of Loral or a subsidiary or affiliate, by either the Vice President of Administration of Loral Corporation or the Board.

                 3.7  Conclusiveness of Records.

                 In administering the Plan, the Committee may conclusively rely upon the Basic Plan employer's payroll and personnel records maintained in the ordinary course of business.

                 3.8  No Personal Liability.

                 No Committee member or delegate shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member or delegate of a Committee nor for any mistake of judgment made in good faith, and Loral shall indemnify and hold harmless each member of the Committee and each other officer, employee, or director of Loral to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expenses (including counsel fees) or liability (including any sum in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

                 3.9  How Plan Benefits are Accrued.

                 Benefits that would be accrued under the Basic Plan, but for the limiting provisions of Code (S)(S) 415 and/or 401(a)(17), shall be deemed to be accrued under the Plan.

                 3.10  Right to Amend.

                      3.10.1 General Power to Amend. The Board may at any time amend the Plan in any respect or suspend or terminate the Plan in whole or in part without the consent of any Participant or Beneficiary or any subsidiary of Loral whose employees are covered by this Plan, subject to Section 3.10.2. Any such amendment, suspension or termination may be made with or without retroactive effect, save as provided in Section 3.10.2.

                 3.10.2  No Cut-Back of Accrued Benefits.
            Notwithstanding the previous Section 3.10.1, this Plan may not be amended or terminated in any respect that has the effect of reducing or eliminating any Plan benefit that had accrued as of the effective date of the amendment or termination, unless the affected Participants or Beneficiaries each gives his consent. That is, there shall be no retroactive cut-backs of accrued Plan benefits, without individual consent.

                      Article IV - Vesting and Forfeiture

                 4.1  Vesting.

                      4.1.1. A Participant shall be entitled to a benefit under this Plan only upon satisfying the vesting requirements set out in this Section 4.1.

                      4.1.2. Vesting, as defined by this Section 4.1, shall occur only when the Participant has (i) satisfied the vesting requirements of the Basic Plan and made any contributions that are required to receive benefits under the Basic Plan, (ii) terminated employment with Loral, (iii) satisfied all eligibility requirements for benefits under this Plan, and (iv) applied and received Committee approval to receive Plan benefits, with respect to the forfeiture issues addressed by Section 4.1.3.

                      4.1.3.  A Participant shall not be fully vested under this
            Section 4.1 until, following his termination and application for Plan benefits, the Committee has determined that he is not subject to forfeiture of his Plan benefits under this Section 4.1. Forfeiture of all Plan benefits (including death benefits and Plan benefits previously paid) under this Section 4.1 shall take place, notwithstanding any contrary Plan provision, if a Participant: (i) is Dismissed for Cause, as defined in Section 4.2, (ii) becomes employed by a company in substantial competition with Loral, or
            (iii) engages in conduct detrimental or contrary to the best interests of Loral.

                 4.2  Dismissed for Cause.

                 "Dismissed for Cause" means termination of employment for (a) theft, embezzlement, or malicious destruction of Loral's property; (b) fraud or other wrongdoing against Loral; or (c) improper disclosure of Loral's trade secrets.

                 4.3  Forfeiture after Plan Benefits have Commenced.

                 Even though the Committee has made an initial favorable vesting determination under Section 4.1., it may nevertheless determine that a Participant's Plan benefits, after payment has commenced, are forfeited, if the Committee reconsiders the issues addressed in Section 4.1.3 and determines that forfeiture is in fact warranted. Such a forfeiture shall be effective as of the date that the Committee determines the events of forfeiture have occurred, as set out in Section 4.1.3. The Committee may therefore make a retroactive forfeiture determination. Any Plan benefits that have been paid after the effective date of the retroactive forfeiture determination shall be considered a mistaken payment under
       Section 5.11.

                 4.4  Determinations by Committee.

                 The Committee shall have full, final, and discretionary authority to make determinations under this Article IV. Any forfeiture determination made by the Committee shall be final, binding, and conclusive upon the Participant and his Beneficiaries.

                        Article V - General Provisions

                 5.1  No Assignment or Alienation of Benefits.

                 Subject to Sections 2.2 and 2.3, and to any QDROs, payment of benefits pursuant to this Plan shall be made only to Participants. Such benefits shall not be subject in any manner to the debts or other obligations of the person to whom they are payable and shall not be subject to transfer, anticipation, sale, assignment, bankruptcy, pledge, attachment, charge or encumbrance in any manner, either voluntarily or involuntarily.

                 5.2  Withholding Taxes.

                 Whenever under the Plan payment is made to a Participant or Beneficiary, Loral shall be entitled to require as a condition of payment that the recipient remit an amount, sufficient in Loral's opinion, to satisfy all FICA, federal and other withholding tax requirements related thereto. Loral shall be entitled to deduct such amount from any payment.

                 5.3  No Right to Continue Employment.

                 This Plan is voluntary on the part of Loral and shall not be deemed to constitute an employment contract between Loral and a Participant and/or consideration for or an inducement for or condition of employment of any Participant. Nothing in this Plan shall be deemed to give any employee the right to be retained in the service of Loral or to interfere with the right of Loral to discharge, terminate or lay off any Participant at any time for any reason.

                 5.4  Unfunded Plan.

                 The Plan is intended to constitute an unfunded, nonqualified pension plan for a select group of management or highly compensated employees, for the purposes of ERISA.

                 5.5  Governing Law.

                 It is intended that the Plan conform to and meet the applicable requirements of ERISA and the Code. Except to the extent preempted by ERISA, the validity of the Plan or of any of its provisions shall be determined under, and it shall be construed and administered according to, the laws of the State of New York (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions).

                 5.6  Payment of Benefits.

                 All benefits payable under the Plan shall be paid under the Trust Agreement. The rights or entitlement of any Participant or Beneficiary shall be no greater than those of an unsecured general creditor of Loral, subject to the Trust Agreement.

                 5.7  Section Headings.

                 The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of said sections.

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

                 5.8  Payment to a Minor or Incompetent.

                 If any amount is payable under this Plan to a minor or other legally incompetent person, such amount may be paid in any one or more of the following ways, as the Committee in its sole discretion shall determine:

                      5.8.1 To the legal representatives of such minor or other incompetent person;

                      5.8.2  Directly to such minor or other incompetent person;

                      5.8.3 To a parent or guardian of such minor or other incompetent person, to the person with whom such minor or other incompetent person shall reside, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction. Payment to any person in accordance with the foregoing provisions shall pro tanto discharge Loral, the members of the Committee, and any person or corporation making such payment pursuant to the direction of the Committee, and none of the foregoing shall be required to see to the proper application of any such payment to such person pursuant to the provisions of this
            Section 5.8. Without in any manner limiting or qualifying the provisions of this Section 5.8, if any amount is payable under this Plan to a minor or any other legally incompetent person, the Committee may in its discretion utilize the procedures described in
            Section 5.8.

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

                 5.9  Doubt as to Right to Payment.

                 If at any time any doubt exists as to the right of any person to any payment under this Plan or the amount or time of such payment (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Committee shall be entitled, in its discretion, to direct that such sum be held as a segregated amount in trust until such right or amount or time is determined or until order of a court of competent jurisdiction, or to pay such sum into court in accordance with appropriate rules of law in such case then provided, or to make payment only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Committee).

                 5.10  Missing Payees.

                 If all or portion of a Participant's vested Plan benefit becomes payable and the Committee after a reasonable search cannot locate the Participant (or his Beneficiary if such Beneficiary is entitled to payment), then, 5 years after the Participant's benefit first became payable under the Plan, a notice shall be mailed to the last known address of the Participant. If the Participant does not respond within three months, the Committee may elect, upon advice of counsel, to remove all records of the Participant's accrued benefit from the

       Plan's current records and that benefit shall be used to offset future employer contributions. If the Participant or his Beneficiary subsequently presents a valid claim for benefits to the Committee, the Committee shall restore and pay the appropriate Plan benefit.

            5.11  Mistaken Payments.

                 No Participant or Beneficiary shall have any right to any payment made (1) in error, (2) in contravention to the terms of the Plan, the Code, or ERISA, or (3) because the Committee or its delegates were not informed of any death. The Committee shall have full rights under the law and ERISA to recover any such mistaken payment, and the right to recover attorney's fees and other costs incurred with respect to such recovery. Recovery shall be made from future Plan payments, or by any other available means.

            5.12  Receipt and Release for Payments.

                 Any payment to any Participant, Beneficiary, or to any such person's legal representative, parent, guardian, or any person or entity specified by Section 5.8 or under any other Plan provision, shall be in full satisfaction of all claims that can be made under the Plan against the Trustee and Loral. The Trustee and Loral may require such Participant, Beneficiary, legal representative, or any other person or entity described in this Section 5.12, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Trustee or Loral.

            5.13  Illegality of Particular Provisions.

                 The illegality of any particular provision of this Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

            5.14  Discharge of Liability.

                 If distribution in respect of a Participant is made under this Plan in a form, or to a person, reasonably believed by the Committee or its delegate to be proper, the Plan shall have no further liability with respect to the Participant (or his spouse or Beneficiary) to the extent of such distribution.

                 IN WITNESS WHEREOF, LORAL CORPORATION, on its own behalf and as agent for each of its subsidiaries, has caused this Plan to be executed by its duly authorized officer, this ____________ day of __________________, 1995.

                             LORAL CORPORATION


                             By:____________________________________


                             Title: Vice-President of Administration



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